EXHIBIT 99.1

Contact Information:
Jeffrey Esposito
(516) 356-2298

                 Surf Group Shareholders Enter Into Agreement to
                       Sell Control of Company to UK Group

East Hampton, NY, November 6, 2002 - Surf Group Inc. (OTCBB: SRFG) today announced that Jeffrey R. Esposito, Surf Group's President and principal shareholder, and a majority of the shareholders of the Company, have entered into agreements to sell an aggregate of 4,760,250 shares, or 96%, of the Company's common stock to a group of purchasers from the United Kingdom. The purchasers will pay an aggregate purchase price of $250,000. The closing of the stock sales is expected to take place within approximately 10 days, pending the satisfaction of certain closing conditions.

The purchasers have also entered into an option agreement with certain other shareholders of the Company to acquire an additional 130,00 shares of Common Stock over the nine month period commencing after the closing.

According to the stock purchase agreements, upon the closing, the existing officers and directors of Surf Group will resign and a new management team designated by the purchasers will be elected as the new officers and directors. The new management team is comprised of four individuals who are presently engaged in the ownership and operation of a telemedical diagnostic service focused on dermatology in the United Kingdom. This group has formed TDS (Telemedicine) Inc., a Delaware company, as part of its plan to expand the provision of telemedicine services to the United States. TDS also serves as parent company for the United Kingdom telemedicine business. Shortly following the closing, the purchasers intend to cause the Company to enter into a triangular merger with TDS whereby TDS will merge with a newly formed subsidiary of the Company and become the Company's surviving subsidiary. As a result of the anticipated merger, and certain related transactions, the shareholders of TDS, the majority of which consists of the Company's new management team, will own approximately 85.5% of the Company following the proposed merger.

After the closing of the sale of the Company's common stock, and subsequent merger, the parties' intention is that the Company will sell the assets and liabilities of the retail/wholesale sporting goods business in which the Company has historically been engaged. The purchase price for the sale of such assets is expected to be nominal. As a result of such sale, the Company will be engaged solely in the business of telemedicine.

Surf Group Inc. is engaged in the retail and wholesale sale of sporting goods.


Telemedicine is a dermatological telemedicine service provider in the United Kingdom and is commencing similar services in the United States. Its web page is at www.tds-telemed.com

Forward Looking Statements
--------------------------

Some of the statements in this news release are forward looking statements and we caution our shareholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to close the stock purchases and contemplated second-step merger, the success of the Company in expanding the telemedicine business to the United States, the effects of various health care rules and regulations, the Company's ability to obtain necessary funding when needed, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.